UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009

DANA RESOURCES
(Exact name of registrant as specified in charter)

Wyoming	333-138471	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Malecon Cisneros
Miraflores, Lima Peru	R5 18
(Address of principal executive offices)	(Zip Code)

380 44 331 6201
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers.

On October 2, 2009, Dana Resources (the “Company”) received a resignation notice from Elmer Moses Rosales Castillo as Chairman of the Board of Directors and as a Director on its Board of Directors.

Mr. Castillo’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Castillo’s departure reduces the number of directors sitting on the Company’s Board of Directors to one.

Item 8.01.	Other Information.

The Company has received a letter of termination from SMRL Angelo XXI (“Angelo XXI”), dated September 28, 2009, related to the October 1, 2008 the acquisition of 19 patented and unpatented base and precious metal mining properties (the “Properties”) that it purchased from Angelo XXI. Information regarding the Properties can be found in the Form 8-K filed by the Company on June 10, 2008. The letter terminates further rights of use of the Properties. The October 1st agreement has not been previously filed on a Form 8-K.

The Company’s contention is that the correct version of the agreement is the version that was filed as an exhibit to its Form 8-K filed on June 10, 2008. The Company disputes and rejects the notice and will litigate this matter to come to a definitive conclusion.

The Company intends to file a report on Form 8-K under Item 2.06 if it concludes that a material charge for impairment relating to the Properties is required within four business days of reaching such a determination, including, if determinable at that time, an estimate of the amount or ranges of amounts of the charge(s).

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, market opportunities, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA RESOURCES

Date: November 12, 2009	By:	/s/ Len De Melt
Len De Melt, President